EXHIBIT 10.28

BEVERLY HILLS BANCORP INC.

STOCK APPRECIATION RIGHT CERTIFICATE

(SAR)

THIS IS TO CERTIFY that Beverly Hills Bancorp Inc., a Delaware corporation (the “Company”), has granted to the director and/or officer named below (“Holder”) a stock appreciation right (“SAR”) with respect to the number of shares of the Company’s common stock (the “Common Stock”) set forth below (the “Shares”) to receive cash as of each exercise equal to the excess of the fair market value of a Share at that time over the fair market value of a Share at the Date of Grant of the SAR (the “Base Value”) upon the terms and conditions set forth below:

Name of Holder:	Eric Rosa

Address of Holder:	85 West Wistaria Arcadia, CA 91107-8006

Number of Shares:	30,000 shares

Base Value (Fair Market Value as of the Date of Grant) Per Share:	$7.80

Date of Grant:	January 25, 2007

Expiration Date:	January 25, 2012

Exercise Schedule: The SAR shall become exercisable (“vest”) as follows:

Exercise Date	No. of Shares
January 25, 2008	10,000
January 25, 2009	10,000
September 28, 2010	10,000

IN WITNESS WHEREOF, the Company has granted to Holder the SAR as of the Date of Grant set forth above.

HOLDER	BEVERLY HILLS BANCORP INC. 23901 Calabasas Road, Suite 1050 Calabasas, CA 91302

Eric Rosa	By
	Its	Chairman of the Board

STOCK APPRECIATION RIGHT AGREEMENT

This STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) is made and entered into as of the Date of Grant set forth in the Stock Appreciation Right Certificate to which this Agreement is attached (the “Certificate”) by and between Beverly Hills Bancorp Inc., a Delaware corporation (the “Company”), and the holder (the “Holder”) named in the Certificate.

Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Certificate.

The Company and Holder agree as follows:

1. Grant of SAR. The Company hereby grants to Holder, upon the terms and subject to the conditions set forth in this Agreement, a stock appreciation right (the “SAR”) to receive upon each exercise cash in the amount equal to the number of Shares with respect to which the SAR is exercised multiplied by the amount by which the Fair Market Value exceeds the Base Value set forth in the Certificate.

2. Fair Market Value. The “Fair Market Value” shall be determined as follows:

2.1. If on the date of exercise (or deemed exercise) of the SAR the Common Stock is listed or traded on a national securities exchange, the Nasdaq Stock Market, the OTC Bulletin Board, or similar trading market, or is regularly quoted by a recognized securities dealer and selling prices are reported, the Fair Market Value shall be the closing price of the Common Stock on the date of exercise or if, a closing sales price is not reported, the Fair Market Value shall be the mean between the high bid and low asked quotations for the Common Stock on the date of exercise. If the exercise occurs on a date that the securities markets are not open, the Fair Market Value shall be determined as of the first date after the date of exercise that the securities markets are open.

2.2. If the Fair Market Value cannot be determined in accordance with Section 2.1, the Fair Market Value shall be determined in good faith by the Board of Directors (or a committee of the Board authorized to make such determination) (the “Administrator”), with reference to various factors determined to be appropriate by the Administrator, which might include the Company’s net worth, amounts paid for stock of the Company in financings involving sophisticated investors, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management, and the values of stock of other corporations in the same or a similar line of business.

3. Vesting

3.1. The SAR shall “vest” and become exercisable in installments upon and after the date[s] set forth under the caption “Exercise Schedule” in the Certificate. The installments shall be cumulative; i.e., the SAR may be exercised, with respect to any or all Shares covered by an installment, at any time or times after the installment first becomes exercisable and until the Expiration Date.

3.2. No vesting shall occur after the Service Termination Date (as defined in Section 4.5 of this Agreement).

4. Exercise of the SAR

4.1. Except in circumstances where the SAR is deemed exercised, the SAR may be exercised, in whole or in part, only by delivery to the Company of written notice of the exercise of the SAR substantially in the form of Exhibit “A” attached to this Agreement stating the number of Shares with respect to which the SAR is being exercised.

4.2. The SAR may only be exercised during such period that under policies approved by the Board of Directors of the Company, directors and officers of the Company may publicly sell securities of the Company. If the Board of Directors does not have such a policy, the SAR may not be exercised during the period commencing 15 days before the end of each calendar quarter and ending two business days after the first to occur of the filing of the Form 10-Q with the Securities and Exchange Commission for such quarter (or Form 10-K with respect to the fourth quarter of the fiscal year) or the public announcement of the Company’s earnings for such period. This limitation shall not be applicable in connection with a deemed exercise upon consummation of a Corporate Transaction or upon the Expiration Date or Service Termination Date.

4.3. Following receipt of the exercise notice, the Company shall, within five days, make the cash payment provided for in this Agreement, without interest; provided, however, that if the determination of the Fair Market Value must be made by the Administrator in accordance with Section 2.2 of this Agreement, the payment may be deferred until that Administrator makes the determination, but not more than 35 days after the date of exercise.

4.4. Upon request, Holder shall also deliver this Agreement and Certificate to the Secretary of the Company, who shall endorse a notation of the exercise and return the Agreement and Certificate to Holder.

4.5. Termination of SAR; Deemed Exercise. The SAR shall terminate and expire upon the earliest to occur of: (a) the Expiration Date; (b) the date Holder ceases to be in the service (as a director or employee) of the Company (or its successor by reason of a merger or consolidation) and any subsidiary of the Company (the “Service Termination Date”); and (c) the consummation of a Corporate Transaction. For purposes of clarification, if Holder is a director of the Company and of a subsidiary of the Company, the fact that the Holder ceases being a director only of the subsidiary shall not trigger the Service Termination Date. If on the Expiration Date or the Service Termination Date the Fair Market Value exceeds the Base Value, notwithstanding the limitations under Section 4.2 of this Agreement, the SAR shall be deemed exercised (to the extent vested) immediately prior to such termination and the Company shall pay Holder (or his estate) the amount contemplated by Section 1 of this Agreement. For this purpose, if the Corporate Transaction is a merger or consolidation in which the shareholders of the Company receive only cash for their shares of Common Stock, the Fair Market Value shall be deemed to be the amount of cash per share to which the common shareholders are entitled to receive in the transaction (excluding any funds held back or deposited into an escrow for indemnification claims).

5. Changes in Capital Structure

5.1. If outstanding shares of Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Base Value of the SAR in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Base Value of the SAR in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

5.2. When any adjustment is required to be made in the Base Value, the number of Shares with respect to which the SAR is then unexercised shall be adjusted to that number of Shares determined by dividing (a) an amount equal to the number of such Shares immediately prior to such adjustment, multiplied by the Base Value in effect immediately prior to such adjustment, by (b) the Base Value in effect immediately after such adjustment.

6. Corporate Transactions

6.1. In the event of a Corporate Transaction, the SAR shall be deemed exercised in full as of the consummation of the Corporate Transaction, irrespective of the vesting provisions, and for this purpose, the Fair Market Value shall be determined as if the exercise date was the trading day immediately preceding the consummation of the Corporate Transaction.

6.2. A “Corporate Transaction” means:

6.2.1 a liquidation or dissolution of the Company;

6.2.2 a merger or consolidation of the Company with or into another corporation or entity in which the Company is not the surviving corporation (other than a merger with a wholly owned subsidiary);

6.2.3 a merger or consolidation of the Company (or a triangular merger involving a subsidiary of the Company) where the Company is the surviving corporation but with respect to which the shareholders of the Company immediately prior to the merger or consolidation hold less than 50% of the outstanding Common Stock of the Company immediately following the merger or consolidation; or

6.2.4 the sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions.

7. General Provisions

7.1. Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

7.2. Failure to Enforce Not a Waiver. The failure of the Company to enforce any provision of this Agreement shall is no way be construed to be a waiver of such provision or of any other provision hereof.

7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to contracts made in, and to be performed within, that State.

7.4. SAR Non-transferable. Holder may not sell, transfer, assign or otherwise dispose of the SAR except by will or the laws of descent and distribution, and only Holder or his or her legal representative or guardian may exercise the SAR during Holder’s lifetime.

7.5. Successors and Assigns. Except to the extent specifically limited by the terms and provision of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7.6. Miscellaneous. Titles and captions contained in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement for any other purpose. Except as specifically provided herein, neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the parties hereto without the prior written consent of the other party hereto.

7.7. Tax Treatment. Holder understands that the exercise of the SAR will give rise to ordinary taxable income to him or her. The Company makes no representations with respect to and hereby disclaims all responsibility as to the tax treatment of the SAR.

The signature page of this Agreement consists of the last page of the Certificate.

EXHIBIT “A”

NOTICE OF EXERCISE

(To be signed only upon exercise of the SAR)

TO:	Beverly Hills Bancorp Inc.

The undersigned, the holder of the Stock Appreciation Right (SAR), Date of Grant             , 20__. hereby irrevocably elects to exercise the SAR to receive in cash the appreciation with respect to              shares of Common Stock of Beverly Hills Bancorp Inc.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the SAR)

(Address)

Social Security Number